Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-270414 and 333-237131 on Form S-3 and Registration Statement Nos. 333-270398 and 333-224030 on Form S-8 of our report dated March 12, 2024, relating to the financial statements of Homology Medicines, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 12, 2024